Exhibit 99.1

XL Capital Ltd XL House One Bermudiana Road P. O. Box HM 2245 Hamilton HM JX Bermuda
Phone: (441) 292-8515 Fax: (441) 292-5280

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7165

XL CAPITAL REPORTS RECORD FOURTH QUARTER 2006 NET INCOME OF
$471.1 MILLION, OR $2.62 PER ORDINARY SHARE

Full Year 2006 Record Net Income of $1,722.4 million, or $9.60 per ordinary share

Fourth Quarter and Full Year 2006 Highlights
·            “Net income excluding net realized gains and losses”1was a record $513.8 million, or $2.86 per ordinary share for the quarter, resulting in a record “net income excluding net realized gains and losses”1for the year of $1,763.3 million, or $9.83 per ordinary share
·            Combined ratio from general operations was 87.5% for the quarter and 88.5% for the full year
·            Total net investment income for the quarter increased to $522.5 million
·            Net income from investment and operating affiliates was $154.5 million for the quarter
·            Book value per ordinary share increased 19.9% for the year to $53.12
·            Return on ordinary shareholders’ equity, based on “net income excluding net realized gains and losses”1, was 22.1% for the quarter (annualized) and 20.1% for the year

HAMILTON, BERMUDA, February 6, 2007 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended December 31, 2006 of $471.1 million, or $2.62 per ordinary share, compared with a net loss of $821.9 million, or a net loss of $5.51 per ordinary share, for the quarter ended December 31, 2005. “Net income excluding net realized gains and losses”1 for the fourth quarter of 2006 was $513.8 million, or $2.86 per ordinary share, compared with a “net loss excluding net realized gains and losses” of $868.2 million, or a net loss of $5.82 per ordinary share, for the

1  Defined as net income/loss excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, herein referred to as “net income/loss excluding net realized gains and losses”. “Net income/loss excluding net realized gains and losses” is a non-GAAP measure. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income available to ordinarshareholders.

prior year period. Included in both net income and “net income excluding net realized gains and losses” for the quarter ended December 31, 2005, was a net loss after tax of $808.9 million related to the Winterthur International independent actuarial decision (the “Winterthur Decision”) and a net loss after tax of $390.7 million related to Hurricane Wilma and adverse development on the third quarter 2005 natural catastrophes.
For the twelve months ended <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />December 31, 2006, net income available to ordinary shareholders was $1,722.4 million, or $9.60 per ordinary share, compared with a net loss of $1,292.3 million, or a loss of $9.14 per ordinary share, for the twelve months of 2005. “Net income excluding net realized gains and losses” for the same period was $1,763.3 million, or $9.83 per ordinary share, as compared with a “net loss excluding net realized gains and losses” of $1,535.4 million, or a loss of $10.86 per ordinary share, for the twelve months ended December 31, 2005. The twelve months of 2005 included a net loss after tax of $1,865.1 million for the third and fourth quarter 2005 natural catastrophes and a net loss after tax of $808.9 million associated with the Winterthur Decision.

At December 31, 2006, net book value per ordinary share was $53.12 as compared with $44.31 at December 31, 2005.

Commenting on these results, President and Chief Executive Officer Brian M. O’Hara said: “I am very pleased to report that we have had excellent performance from each of our businesses and our investment operations. They have all contributed to record net income for both the quarter and the full year.  Our operating return on equity was 20.1% for the year which was the main driver behind the 19.9% increase in book value for 2006. As XL enters its third decade, I believe our strengths in underwriting, risk management, investment and capital management will allow us to build on this momentum for the benefit of our shareholders”.

SEGMENT HIGHLIGHTS – FOURTH QUARTER 2006 VERSUS FOURTH QUARTER 2005
Insurance General Operations
Underwriting profit for the quarter ended December 31, 2006 was $34.6 million compared with a loss of $1,092.8 million in the prior year period. The quarter ended December 31, 2005 included the pre-tax charge related to the Winterthur Decision of $834.2 million and the pre-tax net impact of the 2005 natural catastrophes of $285.1 million. See attached table for further details. In addition, the current quarter included a foreign exchange loss of $39.4 million as compared to a loss of $2.4 million in the prior year quarter.
Fourth quarter 2006 as compared to fourth quarter 2005 (excluding the impact of the natural catastrophes and Winterthur Decision in the fourth quarter 2005):
·      Gross premiums written decreased 1.1% primarily as a result of corporate risk management initiatives and fewer long term agreements.  Net premiums written increased by 6.6% primarily due to changes in reinsurance structure and retention in certain lines of business as well as timing of reinsurance cessions.
·      Net premiums earned decreased 1.5% reflecting lower net premiums written in prior periods.

·      The loss ratio was 62.0% as compared with 73.8%. The current quarter included favorable net prior year development of $20.1 million as opposed to adverse net prior year development of $137.9 million in the prior year quarter.·      The underwriting expense ratio was 31.1% as compared with 23.8% due mainly to an increase in performance-based compensation costs in contrast to a reduction in such costs in the prior year quarter.
Reinsurance General Operations
Underwriting profit for the quarter ended December 31, 2006, was $158.4 million compared with an underwriting loss of $32.3 million for the prior year period which included the pre-tax net impact of catastrophes of $140.9 million. See attached table for further details. In addition, the current quarter included a foreign exchange gain of $23.0 million as opposed to a loss of $2.4 million in the prior year quarter.
Fourth quarter 2006 as compared to fourth quarter 2005 (excluding the impact of the catastrophes in the fourth quarter 2005):
·      Gross and net premiums written decreased 21.2% and 32.9% respectively, primarily due to the timing of certain premium renewals, premium adjustments and corporate risk management initiatives.
·      Net premiums earned decreased 11.2% reflecting the effects of lower net premiums written over the previous twenty four months.
·      The loss ratio was 46.5% compared with 56.6% in the prior year period driven primarily by favorable net prior year development of $87.2 million in the current quarter as compared with $21.0 million in the prior year quarter.
·      The underwriting expense ratio increased to 31.3% in the current quarter from 26.9% in the prior year quarter due mainly to an increase in performance-based compensation costs in contrast to a reduction in such costs in the prior year quarter.
Life Operations
Gross premiums written were $200.8 million for the current quarter, an increase of 39.5% from the prior year quarter primarily due to a single premium annuity contract of $79 million written in the current quarter. Net income from life operations was $18.8 million as compared with $9.8 million in the prior year quarter reflecting growth in the underlying business.

Financial Operations
·    Financial lines
Total contribution from the segment was $17.2 million for the current quarter as compared with $36.1 million in the prior year quarter. Net losses included $20.2 million related primarily to incurred credit losses on certain structured financing policies retained within the financial lines segment following the initial public offering of Security Capital Assurance Ltd (“SCA”). Higher net spread income on structured products and net investment income were offset by lower income from structured derivatives.
·   SCA
Net income for the segment was $23.0 million for the current quarter compared with $33.6 million in the prior year quarter. The current quarter included a 37% equity minority interest charge of $12.8 million. Higher gross and net premiums written versus the prior year quarter were due primarily to an increase in the volume and mix of upfront business while net premiums earned decreased 9.1% primarily due to a reduction in premium refundings. Higher net investment income was partially offset by an increase in operating expenses.
Investment Operations
Net investment income from general operations was $285.2 million in the quarter, an increase of 22.4% from the prior year quarter, or 37.3% excluding $25.3 million in interest received last year related to the Winterthur Decision. This increase was due primarily to a continued rise in average yields and a higher investment asset base.
Net income from investment affiliates was $94.4 million in the fourth quarter of 2006 compared with $38.4 million in the fourth quarter of 2005 due to strong returns in the alternative portfolio and continued contribution from private investments. In addition, net income from operating affiliates was $60.1 million in the fourth quarter of 2006 as compared with $24.9 million in the fourth quarter of 2005, the increase being primarily due to a successful liquidity event of one of the investment manager affiliates.
Net realized losses on investments were $63.0 million in the quarter, compared with net realized gains of $37.9 million in the prior year quarter.  Net unrealized gains on investments, net of tax, were $410.5 million and $394.5 million, at December 31, 2006 and September 30, 2006, respectively.
Other Items
Total operating expenses were $365.4 million in the quarter, up from $223.6 million in the prior year quarter. The increase was due mainly to an increase in performance-based compensation in contrast to a reduction in such costs in the prior year quarter.
#    #    #
The Company will host a conference call to discuss its fourth quarter and full year 2006 results on Wednesday, February 7, 2007 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast.  To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID# 5665106.  The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on this site from approximately 1:00 p.m. Eastern time on February 7, 2007 through midnight Eastern time on March 7, 2007.  A slide presentation accompanying the Company’s discussion of its fourth quarter and full year 2006 results will also be available on the Company’s website located at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call.

A telephone replay of the conference call will be available beginning at approximately 1:00 p.m. Eastern time on February 7, 2007 until midnight Eastern time on February 28, 2007 by dialing (800) 642-1687 or (706) 645-9291, Conference ID # 5665106.  An unaudited financial supplement relating to the Company’s fourth quarter and full year 2006 results is available on its website located at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.  As of December 31, 2006, XL Capital Ltd had consolidated assets of approximately $59.3 billion and consolidated shareholders’ equity of $10.1 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) changes in the size of XL’s claims relating to hurricane and other catastrophe losses in 2005; (b) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance;  (d) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors.  XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Twelve Months Ended
Income Statement Data:	December 31		December 31
(Unaudited)			(Unaudited)
	2006	2005	2006	2005
Revenues:
Gross premiums written :
- general operations	$1,610,207	$1,719,650	$8,654,878	$9,196,837
- life operations	200,796	143,893	597,025	2,274,520
- financial operations	188,767	115,306	534,344	378,140

Net premiums written :
- general operations	1,276,646	1,304,095	6,546,349	7,024,111
- life operations	190,798	134,877	558,548	2,236,903
- financial operations	170,722	107,873	512,550	356,445

Net premiums earned :
- general operations	1,625,281	1,724,479	6,691,908	6,873,638
- life operations	191,018	135,071	559,395	2,237,721
- financial operations	95,106	93,688	318,215	254,136
Net investment income	522,539	432,741	1,978,184	1,475,039
Net realized (losses) gains on investments	(62,963)	37,933	(116,458)	241,882
Net realized and unrealized gains on derivatives	22,483	13,639	101,183	28,858
Net income from investment affiliates	94,424	38,371	269,036	154,844
Fee and other income	8,646	3,564	31,732	19,297
Total revenues	$2,496,444	$2,479,486	$9,833,195	$11,285,415
Expenses:
Net losses and loss expenses incurred	$981,786	$2,469,264	$4,238,638	$7,465,001
Claims and policy benefits	238,450	190,116	769,811	2,479,364
Acquisition costs	278,570	293,944	1,102,046	1,195,344
Operating expenses	365,489	223,638	1,182,939	982,059
Exchange losses	13,988	5,566	89,373	10,954
Interest expense	139,386	128,049	552,275	403,849
Amortization of intangible assets	420	2,248	2,355	10,752
Total expenses	$2,018,089	$3,312,825	$7,937,437	$12,547,323
Net income (loss) before minority interest, income tax and net income from operating affiliates	$478,355	$(833,339)	$1,895,758	$(1,261,908)
Minority interest in net income of subsidiary	14,403	1,445	25,016	8,210
Income tax	42,917	1,972	219,645	49,284
Net (income) from operating affiliates	(60,110)	(24,901)	(111,670)	(67,426)
Net income (loss)	$481,145	$(811,855)	$1,762,767	$(1,251,976)
Preference share dividends	(10,081)	(10,082)	(40,322)	(40,322)
Net income (loss) available to ordinary shareholders	$471,064	$(821,937)	$1,722,445	$(1,292,298)

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
Income Statement Data (continued) :	December 31		December 31
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Weighted average number of ordinary shares and ordinary share equivalents :
Basic	179,099	149,177	178,793	141,406
Diluted	179,832	149,177	179,450	141,406
Per Share Data :
Net income (loss) available to ordinary shareholders	$2.62	($5.51)	$9.60	($9.14)
Ratios - General insurance and reinsurance operations :
Loss ratio	56.3%	140.3%	60.7%	107.1%
Expense ratio	31.2%	24.8%	27.8%	25.8%
Combined ratio	87.5%	165.1%	88.5%	132.9%

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)
Balance Sheet Data

	As at December 31, 2006	As at December 31, 2005
Total investments available for sale	$39,350,983	$35,724,439
Cash and cash equivalents	2,223,748	3,693,475
Investments in affiliates	2,308,781	2,046,721
Unpaid losses and loss expenses recoverable	5,027,772	6,441,522
Total assets	59,308,870	58,454,901
Unpaid losses and loss expenses	23,080,142	23,767,672
Deposit liabilities	7,857,827	8,240,987
Future policy benefit reserves	6,290,936	5,606,461
Unearned premiums	5,652,897	5,388,996
Notes payable and debt	3,368,376	3,412,698
Minority interest in equity of consolidated subsidiaries	562,121	54,389
Total shareholders’ equity	10,131,166	8,471,811
Book value per ordinary share	$53.12	$44.31

XL CAPITAL LTD
SUMMARY FINANCIAL IMPACT OF 2005 NATURAL CATASTROPHES AND THE CHARGE RELATED TO THE WINTERTHUR INDEPENDENT ACTUARIAL DECISION IN FOURTH QUARTER 2005
(U.S. dollars in millions)
Three months ended December 31, 2005
	Gross Loss	Reinsurance recoveries	Net loss	Reinstatement premium	Net impact pre tax
Insurance
Hurricane Katrina	$243.7	$149.6	$94.1	$(4.3)	$98.4
Hurricane Rita	236.8	161.8	75.0	(2.1)	77.1
Hurricane Wilma	172.7	64.3	108.4	(1.2)	109.6
Winterthur charge	--	(834.2)	834.2	-	834.2
	$653.2	$(458.5)	$1,111.7	$(7.6)	$1,119.3
Reinsurance
Hurricane Katrina	$48.0	$55.5	$(7.5)	$4.8	$(12.3)
Hurricane Rita	33.9	14.6	19.3	4.9	14.4
Hurricane Wilma	214.4	75.7	138.7	6.2	132.5
Other catastrophes (Note 1)	6.3	-	6.3	-	6.3
	$302.6	$145.8	$156.8	$15.9	$140.9
Financial lines
Hurricane Katrina	$23.6	$-	$23.6	$23.6	$-

TOTAL - Pre tax
Hurricane Katrina	$315.3	$205.1	$110.2	$24.1	$86.1
Hurricane Rita	270.7	176.4	94.3	2.8	91.5
Hurricane Wilma	387.1	140.0	247.1	5.0	242.1
Winterthur charge	-	(834.2)	834.2	-	834.2
Other catastrophes (Note 1)	6.3	-	6.3	-	6.3
	$979.4	$(312.7)	$1,292.1	$31.9	$1,260.2

Net investment income					$25.3
Tax impact					35.3
TOTAL - Post tax					$1,199.6

Notes
1.     Includes European floods

XL CAPITAL LTD
SUMMARY FINANCIAL IMPACT OF 2005 NATURAL CATASTROPHES AND THE CHARGE RELATED TO THE WINTERTHUR INDEPENDENT ACTUARIAL DECISION IN FOURTH QUARTER 2005
(U.S. dollars in millions)

GENERAL OPERATIONS	Three months ended December 31, 2006	Three months ended December 31, 2005
	Total	As reported	Catastrophes and Winterthur charge	Excluding Catastrophes and Winterthur charge
INSURANCE
Gross premiums written	$1,348.4	$1,364.3	$1.2	$1,363.1
Net premiums written	1,096.9	1,021.1	(7.6)	1,028.7
Net premiums earned	1,025.1	1.032.8	(7.6)	1,040.4
Fee and other income	4.0	2.9	-	2.9
Net losses and loss expenses	635.8	1,879.3	1,111.7	767.6
Acquisition costs	129.5	128.7	-	128.7
Operating expenses	189.8	118.1	-	118.1
Exchange losses (gains)	39.4	2.4	-	2.4
Underwriting profit (loss)	$34.6	$(1,092.8)	$(1,119.3)	$26.5
Loss ratio	62.0%	182.0%		73.8%
Combined ratio	93.1%	206.0%		97.5%
REINSURANCE
Gross premiums written	$261.8	$355.3	$23.0	$332.3
Net premiums written	179.8	283.8	15.9	267.9
Net premiums earned	600.1	691.7	15.9	675.8
Fee and other income	2.4	-	-	-
Net losses and loss expenses	279.2	539.6	156.8	382.8
Acquisition costs	124.4	148.0	-	148.0
Operating expenses	63.5	34.0	-	34.0
Exchange (gains) losses	(23.0)	2.4	-	2.4
Underwriting profit (loss)	$158.4	$(32.3)	$(140.9)	$108.6
Loss ratio	46.5%	78.0%		56.6%
Combined ratio	77.8%	104.3%		83.6%
TOTAL
Gross premiums written	$1,610.2	$1,719.6	$24.2	$1,695.4
Net premiums written	1,276.7	1,304.9	8.3	1,296.6
Net premiums earned	1,625.2	1,724.5	8.3	1,716.2
Fee and other income	6.4	2.9	-	2.9
Net losses and loss expenses	915.0	2,418.9	1,268.5	1,150.4
Acquisition costs	253.9	276.7	-	276.7
Operating expenses	253.3	152.1	-	152.1
Exchange losses (gains)	16.4	4.8	-	4.8
Underwriting profit (loss)	$193.0	$(1,125.1)	$(1,260.2)	$135.1
Loss ratio	56.3%	140.3%		67.0%
Combined ratio	87.5%	165.1%		92.0%

XL CAPITAL LTD
SUMMARY FINANCIAL IMPACT OF 2005 NATURAL CATASTROPHES AND THE CHARGE RELATED TO THE WINTERTHUR INDEPENDENT ACTUARIAL DECISION IN YEAR ENDED DECEMBER 31, 2005
(U.S. dollars in millions)
Twelve months ended December 31, 2005
	Gross Loss	Reinsurance recoveries	Net loss	Reinstatement premium	Net impact pre tax
Insurance
Hurricane Katrina	$1,339.7	$748.6	$591.1	$(74.6)	$665.7
Hurricane Rita	521.9	312.9	209.0	(13.3)	222.3
Hurricane Wilma	172.7	64.3	108.4	(1.2)	109.6
Winterthur charge	-	(834.2)	834.2	-	834.2
Other catastrophes (Note 1)	40.2	1.7	38.5	-	38.5
	$2,074.5	$293.3	$1,781.2	$(89.1)	$1,870.3
Reinsurance
Hurricane Katrina	$1,128.0	$495.2	$632.8	$16.3	$616.5
Hurricane Rita	232.4	83.5	148.9	8.8	140.1
Hurricane Wilma	214.4	75.7	138.7	6.2	132.5
Other catastrophes (Note 1)	57.5	-	57.5	3.4	54.1
	$1,632.3	$654.4	$977.9	$34.7	$943.2
Financial lines
Hurricane Katrina	$45.0	$-	$45.0	$23.6	$21.4

TOTAL - Pre tax
Hurricane Katrina	$2,512.7	$1,243.8	$1,268.9	$(34.7)	$1,303.6
Hurricane Rita	754.3	396.4	357.9	(4.5)	362.4
Hurricane Wilma	387.1	140.0	247.1	5.0	242.1
Winterthur charge	-	(834.2)	834.2	-	834.2
Other catastrophes (Note 1)	97.7	1.7	96.0	3.4	92.6
	$3,751.8	$947.7	$2,804.1	$(30.8)	$2,834.9

Net investment income					$25.3
Tax impact					135.6
TOTAL - Post tax					$2,674.0

Notes
1.     Includes Hurricanes Dennis, Emily, Ophelia, European and Mumbai Floods and Typhoon Mawar.

XL CAPITAL LTD
SUMMARY FINANCIAL IMPACT OF 2005 NATURAL CATASTROPHES AND THE CHARGE RELATED TO THE WINTERTHUR INDEPENDENT ACTUARIAL DECISION IN THE YEAR ENDED DECEMBER 31, 2005
(U.S. dollars in millions)
GENERAL OPERATIONS	Twelve months ended December 31, 2006	Twelve months ended December 31, 2005
	Total	As reported	Catastrophes and Winterthur charge	Excluding Catastrophes and Winterthur charge
INSURANCE
Gross premiums written	$5,570.1	$5,785.8	$-	$5,785.8
Net premiums written	4,145.2	4,248.1	(89.1)	4,337.2
Net premiums earned	4,100.6	4,102.7	(89.1)	4,191.8
Fee and other income	21.3	4.2	-	4.2
Net losses and loss expenses	2,634.2	4,595.6	1,781.2	2,814.4
Acquisition costs	486.9	505.6	-	505.6
Operating expenses	638.8	517.8	-	517.8
Exchange losses (gains)	140.1	(25.5)	-	(25.5)
Underwriting profit (loss)	$221.9	$(1,486.6)	$(1,870.3)	$383.7
Loss ratio	64.2%	112.0%		67.1%
Combined ratio	91.7%	137.0%		91.6%
REINSURANCE
Gross premiums written	$3,084.7	$3,411.1	$135.3	$3,275.8
Net premiums written	2,401.1	2,766.0	34.7	2,741.3
Net premiums earned	2,591.3	2,770.9	34.7	2,736.2
Fee and other income	3.0	(0.3)	-	(0.3)
Net losses and loss expenses	1,426.8	2,763.4	977.9	1,785.5
Acquisition costs	537.4	600.6	-	600.6
Operating expenses	196.5	155.1	-	155.1
Exchange (gains) losses	(43.1)	33.1	-	33.1
Underwriting profit (loss)	$476.7	$(781.6)	$(943.2)	$161.6
Loss ratio	55.1%	99.7%		65.3%
Combined ratio	83.4%	127.0%		92.9%
TOTAL
Gross premiums written	$8,654.8	$9,196.9	$135.3	$9,061.6
Net premiums written	6,546.3	7,024.1	(54.4)	7,078.5
Net premiums earned	6,691.9	6,873.6	(54.4)	6,928.0
Fee and other income	24.3	3.9	-	3.9
Net losses and loss expenses	4,061.0	7,359.0	2,759.1	4,599.9
Acquisition costs	1,024.3	1,106.2	-	1,106.2
Operating expenses	835.3	672.9	-	672.9
Exchange losses (gains)	97.0	7.6	-	7.6
Underwriting profit (loss)	$698.6	$(2,268.2)	$(2,813.5)	$545.3
Loss ratio	60.7%	107.1%		66.4%
Combined ratio	88.5%	132.9%		92.1%

XL CAPITAL LTD
RECONCILIATION
The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three and twelve months ended December 31, 2006 and 2005.

	Three Months Ended December 31 (Unaudited)		Twelve Months Ended December 31 (Unaudited)
	2006	2005	2006	2005
Net income (loss) available to ordinary shareholders	$471.1	$(821.9)	$1,722.4	$(1,292.3)
Net realized losses (gains) on investments, net of tax	61.8	(34.9)	113.4	(232.7)
Net realized and unrealized (gains) losses on investment derivatives, net of tax	(18.7)	(4.7)	(71.6)	17.3
Net realized and unrealized (gains) losses on credit and structured financial derivatives, net of tax	(0.4)	(6.7)	(0.9)	(27.7)
Net income (loss) excluding net realized gains and losses (Note 1)	$513.8	$(868.2)	$1,763.3	$(1,535.4)
Per ordinary share results:
Net income (loss) available to ordinary shareholders	$2.62	$(5.51)	$9.60	$(9.14)
Net income (loss) excluding net realized gains and losses (Note 1)	$2.86	$(5.82)	$9.83	$(10.86)
Weighted average ordinary shares outstanding:
Basic	179,099	149,177	178,793	141,406
Diluted	179,832	149,177	179,450	141,406
Return on Ordinary Shareholders’ Equity:
Average ordinary shareholders’ equity	$9,310.1	$7,238.1	$8,784.0	$7,587.8
Net income (loss) excluding net realized gains and losses (Note 1)	$513.8	$(868.2)	$1,763.3	$(1,535.4)
Annualized Return on Ordinary Shareholders’ Equity - Net income excluding net realized gains and losses (Note 1)	22.1%	NM	20.1%	NM

Note 1:  Defined as “net income excluding capital net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax”.
NM = Not Meaningful

Comment on Regulation G

This press release contains the presentation of (i) ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity.  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of ‘net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL generally holds its financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL’s financial guaranty operations. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”) (minus the Exclusions) is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder’s equity. XL establishes target ROE’s for its total operations, segments and lines of business. If XL’s ROE return targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. In addition, XL’s compensation of its senior officers is significantly dependant on the achievement of the Company’s performance goals to enhance shareholder value which include ROE.